PHELPS DODGE CORPORATION
QUARTERLY ANALYST CALL
Moderator: Steve Whisler
July 26, 2006
10:00 a.m. ET
Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Phelps Dodge Analysts’ Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. If you wish to ask a question during the Q&A session, press the “1” key on your touch-tone telephone.
If you require assistance during the conference, please press star then zero. As a reminder, this conference is being recorded.
I would now like to turn the conference over to Mr. Stan Rideout, Vice President and Treasurer at Phelps Dodge Corporation. Please go ahead, sir.
Stan Rideout: Good morning to everyone on today’s call. This event is being webcast and therefore the audio is available to both the media and the general public. The webcast can be accessed at www.phelpsdodge.com.
The webcast may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements regarding among other things, the company’s business strategy and growth strategy.

All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current expectations, speak only as of the date made, and are subject to a number of risks and uncertainties, which cannot be predicted or quantified and are beyond our control.
Future developments and actual results could differ materially from those set forth in, and contemplated by or underlying the forward-looking statements. Please refer to the risk factor section and management’s discussion and analysis section of our most recent 10-K and 10-Q reports as well as our other publicly available filings with the Securities and Exchange Commission for a discussion of factors that could cause such actual results to differ materially.
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With that, I will turn the meeting over to the Company’s Chairman and Chief Executive Officer, Steve Whisler.
Steve Whisler: Thank you, Stan and good morning and welcome to everyone on the call.
With me today in Phoenix are Ramey Peru, our Executive Vice President and Chief Financial Officer, Dave Naccarati, the President of the Mining Company, and Art Miele, our Senior Vice President of Marketing and Sales.
Tim Snider, our President and Chief Operating Officer is not with us today. He is representing Phelps Dodge at the Premiers’ Conference at St. John’s, Newfoundland.
We will follow our usual format this morning in that I will briefly review our second quarter performance, Art will comment on the copper and moly markets, Ramey will outline our guidance for the third quarter, and then I will come back and wrap up with some comments on items of obvious interest. And then we will be pleased to take your questions.
Turning to the second quarter, we again reported a very strong operating quarter as we exceeded copper sales volume targets and enjoyed strong copper prices, although the reported financial results were affected by mark-to-market accounting treatment for our collars. We reported GAAP earnings of $471.7 million dollars or $2.32 per share for the quarter.
Before special items and mark-to-market charges for our 2006 and 2007 copper collars and put options, earnings for the quarter were $996.1 million or $4.90 per share. Those earnings of $4.90 per share before the impact of the copper price collars and put options and excluding the net special charges were well above the guidance of $3.75 to $4.15 per share that we provided in our last quarterly call due to the following factors:

Copper prices were approximately 27 cents per pound greater than the basis for our guidance and we had higher copper sales volumes and higher molybdenum realizations. Sales of PD mined copper totaled 623 million pounds and were slightly above the high end of our guidance. Production of PD mined copper totaled 617 million pounds and was at the higher end of our guidance range. There is really nothing to report from an operational perspective. Generally, all of our operations performed at expected levels.
Second quarter cash flow from operating activities of $1.1 billion was about 10 percent above our guidance and more than two times the cash flow of the first quarter. Capital spending of $290.4 million was slightly below our guidance of approximately $350 million due to some relatively minor timing delays in spending.
Cash on hand at quarter-end totaled $2.7 billion. Approximately $1.5 billion of that cash was held in the United States. The remaining $1.2 billion was held internationally, of which $459 million was for minority interests.
That really concludes my brief overview of the second quarter results. I will ask Art to comment on the copper and moly markets. Art.
Art Miele: Thank you, Steve. Good morning everyone.
As is our custom, I will share with you this morning our view of the current copper market and moly markets and then make a few comments on our outlook for the near and medium term.
Copper market fundamentals in the first half of this year were solid, reflecting good demand around the world and continued constraints on supply caused by production disruptions.

Worldwide copper inventories throughout the production and distribution chain remained very low with exchange inventory levels currently at less than one week of consumption. Furthermore, we believe that there has been a significant destocking of concentrate, scrap and off-exchange cathode inventories this year, especially in China.
This destocking, when finished, will likely have positive implications for the market going forward.
With regard to China, economic growth continues to be robust. Second quarter GDP grew at 11.3 percent and IP expanded by over 18 percent. This was reflected in output growth of many copper consuming sectors.
Some examples are power generating equipment, up 21 percent, electric motors, up 17 percent, motor vehicles, up 31 percent. Furthermore, fixed asset investment, which is very copper intensive, has increased 30 percent in the first half of the year.
At the same time the economy is accelerating, China reported lower imports of refined copper and scrap. We believe that this apparent disparity is due to increased refined production in China coupled with significant destocking of raw materials, refined copper and some end-use products during the period.
For example, our office in China estimates that the strategic reserve board has released to the market over 100,000 metric tons of refined copper since the end of last year, with some of the materials delivered to the domestic market and some to the LME. Other analysts have come to similar conclusions.
In the US, copper demand has clearly improved compared to the first half of last year. Although we have seen some slowing in residential construction compared to last years’ strong levels, non-

residential construction continues to accelerate, and underlying US industrial production has remained healthy at over 4 percent.
Consumption of copper products has been stronger than we expected, with shipments increasing over 5 percent year-to-date. However, cathode consumption was slightly lower, estimated at 4-1/2 percent as scrap was more readily available to the brass industry due to lower Chinese purchases.
European and Japanese demand has also improved significantly, clearly exceeding our expectations this year. The most recent Eurozone IP data shows that the manufacturing sector grew nearly 5 percent over the last year.
We believe that European copper consumption increased between 5 and 7 percent so far this year. And inventories throughout the manufacturing and distribution chain in these markets, as well as in the US, are also very low due to destocking that took place last year.
On the supply side, we continue to see some disruptions at mines and smelters as a result of lower mine grade and operational issues, mechanical failures, and labor disputes. Some examples are Groupo Mexico, Asarco’s Hayden Smelter, Freeport, Batu Hijau and most recently at Chuquicamata.
With production facilities operating at or near capacity, it is not possible for mines or smelters to make up the lost production.
As we look to the second half of the year, there are a number of significant labor negotiations scheduled that could have a further negative effect on supply. And some examples are Escondida in early August, Highland Valley in September, and various Codelco operations later in the year.

Year-to-date visible inventories have increased only marginally, about 7,000 tonnes. However, when you take into account our estimate of destocking by the SRB in China, we believe that the market was in deficit in the first half of the year by about 100,000 tonnes.
The LME copper price averaged $2.76 per pound in the first half, and the current price is about $3.40 per pound.
Turning to our outlook for the balance of 2006, we are looking for copper consumption to grow by closer to 5 percent this year, and that compares with our April forecast of about 4 percent.
On the supply side, we now expect that refined production will increase by about 5½ percent and that compares to 6 percent in our previous estimate. Our forecast does not take into consideration any major labor disruptions in the second half of the year.
Furthermore, because the copper pipeline is so stressed, even modest production shortfalls will have an immediate and significant impact on the market balance. Our overall current outlook for 2006 is for the market to be in modest deficit this year. And our current price forecast for the third quarter is $3.40 per pound and for the year an average of $3.
Looking at the medium term, as we discussed in our March meeting in Tucson, it is our view that copper market fundamentals are likely to remain very favorable over the next several years.
This favorable climate will be driven by strong consumption growth in the developing economies such as China, India, Eastern Europe and Southeast Asia. As a consequence, growth rates may be similar to those we saw in the 1950’s and ‘60’s.

Also as we discussed in March, there were a few mega projects available to meet this higher demand. Therefore, the demand will have to be satisfied by a greater number of medium-sized projects, many of which will need to come from higher risk regions of the world.
Assuming our forecast for 2007-08, we expect the world copper inventories will continue to be below historic norms and the price will remain above the long term average for those years.
This concludes my remarks on copper. With regard to moly — moly market fundamentals proved to be better than expected in the first half of the year as demand for metallurgical grade moly grew at a rate well above trend line forecast. Moly-containing steel production has grown about 7 percent during this period. And chemical grade demand continues to grow at 6 percent, a rate in line with the growth rates of the past two years.
Supply has generally kept pace with demand during the first half and prices have traded between $21 and $26 per pound, averaging $23.74 per pound for the half. The market currently is near balance, however, inventories remain at very low historic levels.
The outlook for consumption in the second half is for both chemical and metallurgical to continue to grow at above trend line rates. Regulatory requirements for lower sulfur diesel fuel continue to drive strong chemical market growth.
The driver for metallurgical demand is strong global growth in nearly all end uses, including stainless steel, oil and gas, aircraft, and construction.
On the supply side, there continues to be uncertainty regarding the restart of the moly mines of the Huludao region of China. It now appears unlikely that any production will be restarted this year.

Furthermore, when production is brought back on line, it is expected to be at rates well below the levels produced prior to the shutdowns.
Overall, we expect the market to be near balanced for the year with inventories remaining well below normal levels. For the third quarter we look for moly prices to exceed $24 per pound on an M minus 1 basis and to average between $22 and $26 per pound for the year.
That concludes my remarks and I will turn the meeting over to Ramey.
Ramiro Peru: Thanks Art. Good morning.
Today’s guidance will generally be limited to a handful of key variables driving third quarter earnings and cash flow, with a few annual projections tossed in where appropriate. Also keep in mind that at this time all projections remain on a Phelps Dodge stand-alone basis.
Starting with copper production, we expect third quarter production to be in the range of 615 million to 635 million pounds with sales between 605 million and 625 million pounds. Looking at the full year of 2006, we would expect copper production and sales to be in the range of 2.5 billion to 2.55 billion pounds and Phelps Dodge’s share should be in the range of 2.07 billion to 2.12 billion pounds at the upper end.
Sales of PD mined moly should approximate 17 million pounds in the third quarter and for the full year 2006 approximately 70 million pounds.
We have assumed underlying up moly oxide prices again on an M-1 basis to average $24.40 per pound for the quarter. That is the assumption we have used for modeling purposes.

Copper price volatility continues to impact our mark-to-market accounting for our 2006 and 2007 collars and put options, which in turn will continue to create volatility in our EPS projections. On the basis of the various copper price curves we have evaluated, we expect third quarter GAAP earnings per share to be in the range of $3.40 and that is on the basis of an LME based sales averaging $3.33 per pound and COMEX based sales averaging $3.40 per pound with the upper end of the EPS range being $4.45. That estimate is based on the July 18 forward curve, which average $3.58 per pound.
It is important for those of you who model earnings to pay attention to the forward curve that exists on the last trading day of each quarter, combined with actual results for prior months of the current calendar year. We remain in a situation in which each quarter booking mark-to-market adjustments for about 25 percent of 2006 and 20 percent of 2007 copper sales.
If copper prices continue to increase, we will continue to book additional charges. Conversely, if copper prices begin to decline we will be able to reverse some of the previously reported charges. Obviously the actual outcome won’t be known until the end of 2006 and 2007.
In terms of cash flow, for the third quarter, we expect cash from operating activities to approach $1.5 billion on the basis of the various pricing scenarios we have evaluated.
Capital spending in investments for the third quarter are expected to approximate $400 million and could reach $500 million in the fourth quarter as we continue to move forward on our various projects.
Third quarter common dividends are expected to approximate $41 million, with $700 million remaining to be distributed from our authorized $2 billion capital return program is included in the $5 billion share repurchase program announced as part of the combination with Inco and Falconbridge.

Given the range for potential M&A outcomes, we will not be providing projected quarter end cash or debt balances today. With that, let me turn the floor back to Steve.
Steve Whisler: Thank you Ramey. Let me comment very quickly on some projects and then turn to obviously the big transaction that we have announced. In addition to the strong operating performance for the quarter, we continued to make solid progress on several of our growth projects.
In spite of industry wide challenges such as increased costs and the availability of critical supplies and skilled workers at our Cerro Verde project, we continue to be on schedule there for a fourth quarter startup and, more importantly, on budget with total capital expenditures of approximately $850 million.
We have completed or are near completing the tailings dam, the fresh water pumping system, the primary power transmission line and the primary crusher. Overall construction is about 78 percent complete and we are very pleased with the progress we have made on that very important project.
At our Safford property we received our state air quality permit on July 10. We now have all of the requisite permits and are initiating construction. We estimate the capital expenditures at Safford will be approximately $550 million. Currently, we expect to achieve the full annual production rate of 120,000 tons of copper sometime in the second half of 2008.
I would just like to take this opportunity to express my appreciation to those Phelps Dodge employees and contractors who have worked so persistently for many years to achieve this significant milestone. I also want to thank the communities around the mine for their strong support that they gave us throughout the process.

Production at the Morenci concentrator commenced in late April. We expect to achieve the 18,000 tons per day planned production rate sometime this month. We intend to operate at that rate through the end of October and then temporarily suspend production at the concentrator while we tie in the new conveyor system. Concentrator operations will then be restarted at an approximate rate of 56,000 tons per day in the first quarter of 2007.
And in conjunction with that project, construction of the Morenci proprietary concentrate leach project is approximately 15 percent complete. We remain on budget and on schedule for startup of that project sometime in the third quarter of 2007.
And we are on schedule for completion of the Tenke Feasibility Study in late August. Our current expectations are for the facility to have an annual production capacity of approximately 110,000 to 115,000 tons of copper and about 8,000 tons of cobalt. We are still in the process of completing our feasibility study but we are encouraged in that we appear to be well within our scoping study capital cost estimate.
Site preparation is planned in the second half of this year with basic infrastructure construction beginning in the first half of 2007. And again, startup is currently projected to be late 2008 or early 2009 for the Tenke project. Now let me turn to an item of obvious importance.
As you all know we also launched a very important strategic transaction in late June, the essence of which provides for the merger of Falconbridge, Inco and Phelps Dodge into what we believe will be the preeminent North American based mining company, Phelps Dodge Inco.
This company will be the world’s largest nickel producer, the second largest copper producer, the second largest moly producer and the third largest and soon to be largest, once Tenke comes on,

cobalt producer. It will have long lives, low cost reserves, and about 80 percent of its production will come from what we consider to be very stable regions of the world.
We have identified significant annual synergy savings of approximately $900 million, which, when coupled with what we see as a realistic metals price deck for the next 2½ years, makes the transaction immediately and meaningfully cash flow accretive and earnings accretive in year two.
In that transaction, as Ramey mentioned, we have included a share repurchase program totaling $5 billion, and clearly have additional opportunities to reward shareholders further in the near term with the robust cash flows we expect the company to generate.
And, while not included in our economics, there is, we believe, the clear potential for multiple expansions that will unlock significant additional shareholder value.
Underpinning all this opportunity is our belief in the strength of the metals markets. As our outline, we’re very positive on the copper market fundamentals, both in the short term and the long term.
For all the reasons that Art mentioned, and as we have outlined in meetings with shareholders from all three companies, based on an extensive amount of work we’ve done both in copper and in nickel, we’re convinced that we will witness very strong base metal markets during the next several years and perhaps, the next couple of decades.
Those views are becoming increasingly more widely held. And as a result we’re very encouraged with what we’re hearing from our shareholders in terms of understanding this transaction, understanding the metal market dynamics, the strategic and economic rationales of the transaction, the pipeline of exciting growth projects, and the new company’s immense potential to generate robust cash flows and are expressing their support for the overall proposition.
All in all, we have an unprecedented opportunity to create a mining powerhouse, a company truly positioned for greatness.
We have an important date in front of us, tomorrow. Inco’s tender offer for Falconbridge expires. We obviously support the equal offer. We believe it is very compelling and superior to any other offer. It’s the first step in the formation of this new company, a company with long life, high quality reserves, and the financial strength to compete successfully in the mining industry of the future.
It offers Falconbridge shareholders the opportunity to participate in a huge upside potential of the combined company. And we urge all Falconbridge shareholders to tender to the Inco offer. This is a unique opportunity to create significant value for the shareholders of all three companies.
That concludes our formal remarks. We’ll now open up the telephone lines for questions. Operator?
Operator: Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. If you wish to ask a question, press the one key on your touch-tone telephone. You will hear a tone indicating that you have been placed in the queue. If your question has been answered or you wish to remove yourself from queue, please press the pound key. If you are using a speakerphone, please pick up your handset before pressing the numbers. If you should require assistance during the call, please press star then zero. Please limit yourself to one question during the first round of polling. If there is time, we will ask for additional questions. One moment please for our first question.

Our first question is from Brian MacArthur of UBS. Your question please?
Brian MacArthur: Good morning. Just a question related to the cash. You’ve given the split between the cash as you always do between minority interest and corporate. Can you just also give me the split of the debt at the moment? How much is sitting in minority portions, i.e. at Cerro Verde.
And secondly, you used to give at the end of the first quarter, and I realize this can all change depending on the copper price and the volatility over the next six months, but last quarter you gave a cash payment that will be required in the first quarter of 2007 for the 2006 collars. Assuming everything’s forward-looking on July 18 (inaudible), could you give me the cash payment that would be owed now to clean up the collars?
Steve Whisler: Yes, Brian. Ramey why don’t you?
Ramey Peru: On the first question on the debt, at Cerro Verde, there’s about $110 million of debt in place. There’s other small amounts that may reside at some of our international subs, probably $50 million or less, the balance would be in the US.
In terms of the collars, if we were to clean those up at the end of the second quarter, first the payment in January’s something on the order of $700 million.
Brian MacArthur: And that would clean up just the 2006’s right?
Ramey Peru: That would just clean up the 2006, and then we would sit and wait and see what happens to the 2007 pricing.
Brian MacArthur: Great. Thank you very much.

Ramey Peru: You’re welcome.
Operator: Once again, ladies and gentlemen, if you have a question, please press the one key on your touch-tone telephone.
Steve Whisler: Okay operator, next call please?
Operator: Our next question is from John Tumazos of Prudential. Your question, sir.
John Tumazos: Congratulations on $4.90 of earnings before charges. That’s great. It’s even great if you hadn’t split. Concerning the market are Weyerhauser which builds homes in six regions, two of which are not growing, they have exposure to Houston, but four are weakening. Said they had 31 percent less traffic in the second quarter, 26 percent cancellations, and 75 percent more completed-but-not-sold homes, which suggests that a reversal in the housing market more severe than the current start statistics. Given that construction vehicles and telecom are not rising, and are close to 70 percent of US copper consumption, would you please explain the other 30 percent or 35 percent of the market that must be growing over 20 percent, for the market as a whole to grow 5?
Art Miele: John, let me come at it a little bit differently. In compiling our numbers, first of all, we are using statistics from the industry and also done a survey, a very extensive survey in mid-year of our customers.
And the numbers that I’ve given you are the numbers that we come to both through the numbers that ABMS supplies and our customer survey. And what we’re seeing at this point is that there is accelerated demand for capital goods and commercial activity. There are a number of projects that are now coming on-stream. The backlogs for those that are in the commercial area are quite strong through the rest of the year.
On the other hand, as you say, residential construction has reduced and those customers that are directly in that part of the business have seen reductions in the area of 5 to 10 percent in their business.
So the numbers that we are showing are the numbers that actually occurred, and, as we look forward for the rest of the year our original numbers included residential decline for this year. We were looking for about a two percent growth. We think overall this year that growth in the U.S. will be above 3 percent, probably 3.5 percent.
Steve Whisler: John let me just add a couple of anecdotal comments. I think there clearly is a bifurcation that is occurring in construction between residential and commercial. As Art outlined, residential is showing some softening, but on the other hand of the spectrum, commercial is unbelievably strong. I had a conversation with the CEO of a major international engineering construction firm. On the commercial side, they are booked solid for the next 2½ years, and are in fact turning away significant amounts of business. So that part of the market is still very, very strong and frankly growing at a very strong rate. So hopefully and what we anticipate is that will offset what we are seeing ion the residential side.
Operator next question please.
Operator: Our next question is John Hill of Citigroup. Your question, sir?

John Hill: Good day everyone and thanks for a very detailed presentation as always. Just wondered if you could provide some commentary on unit costs. I obviously know you don’t provide it in terms of cents per pound but more in terms of rates of escalation, energy input and anything that you are seeing in there that is a real surprise relative to where we were a few months ago.
Steve Whisler: John, I would comment, and I am going to ask David to add anything that he wants to. But we are not seeing, you know, any big escalation over what we have seen over the last few quarters if you will. We continue to obviously incur higher energy costs as a result of what is going on in the oil market. You know our energy costs are now roughly 20 cents a pound, whereas earlier in, you know a couple years ago, they were closer to 12 cents a pound.
We are seeing some ripple through in terms of those energy costs on other commodities that are provided to us in terms of reagents or transportation to get bulk commodities to us, that type of thing. But we have not seen any dramatic change in the overall cost structure in the last, you know, three or four quarters.
Dave Naccarati: Yes Steve, there hasn’t been any major changes on those unit costs over the past quarter. We continue to focus on our core properties and the focus is to get production out. That is what our main focus is now in terms of where we spend our money. But on the unit cost basis we have not seen any increases in the short term.
Steve Whisler: OK operator, next call please.
Operator: Our next question is from John Tumazos of Prudential. Your question, sir.
John Tumazos: Thank you for the second opportunity. Concerning the synergies in the Inco transaction, the $550 million of Inco — Falconbridge savings they project are very large given 240 million pounds of output at Sudbury. The synergy is over half of the cost. In the case of the projects of Falconbridge, the reserves at Sudbury are only four years.
The Rosario West is just an early drilling at Collahuasi. Koniambo, Kabanga, El Pachon and Frieda River are not fully feasibility studied and evaluated — or at least Koniambo capital numbers are stale and likely to be redone. How did you comfort yourself that you are not looking at sort of a Joseph Goebbel’s big exaggeration scenario from the other side’s projections?
Steve Whisler: John, we spent a lot of time in terms of making sure that all of our people had an opportunity to go through in detail the engineering and operating plans of both Falconbridge and Inco and particularly with respect to the significant synergies that were identified in the Sudbury region.
We have gone down as far as looking at drill core, looking at mine plans, constructing life-of-mining models for each of those properties, which we did independently of anything that we got from either Falconbridge or Inco. We then went back and verified all of that and tested it against what we were being presented from those two companies.
The bottom line is that we have a high level of confidence in the numbers that we have presented and believe that they are achievable. They will take some work obviously to get there, but frankly that is, I think, one of our strong suits is being able to do exactly that.
So in summary, high level of confidence in the numbers, they are not wags of any kind. There is engineering and operational detail behind each and every dollar that is in those numbers and we will get them.
Operator, next question please.

Operator: Our next question is from Terance Ortslan of TSO Associates. Your question, sir.
Terence Ortslan: Thanks, I just want to ask a question about Tenke. Obviously is destined to be a great project for you. The tonnage numbers you mentioned, I am sure you are going to say more about it in the feasibility study at the end of August or so, but that probably going to be the first phase approach given the size of the resource and the reserves that you have.
Can you talk more about the logistics and how you are going to build it and the construction period you need to make decisions and what else is left beyond feasibility to give the go ahead for this? Thank you.
Steve Whisler: Yes Terry, I will try to comment briefly. I don’t know that there is much more that I can say other than what I outlined. We are in the process of completing the feasibility study, which as I indicated we anticipate having that done by the end of August.
We have not released any reserve figures with respect to that property. So I have obviously got to be very cautious in terms of what I say. But, you know there is a fair amount of what I would call industry knowledge about this particular project, the size of the potential resource there. And I think it is a fair statement to say that our initial plans in terms of the size of this operation are such that we think are easily tangible with significant opportunities for expansion assuming that all the conditions warrant that kind of further expansion and further investment.
In terms of — it’s just worth noting for those of you who don’t know exactly where Tenke is, it’s not too far outside of Lubumbashi in the far southern, southeastern corner of the Democratic Republic of the Congo. It’s approximately, you know, 30-40-50 miles from the Zambian border.
There is a fair amount of infrastructure already in place. There’s a major power line that runs through that property, although that power line will have to be rehabilitated. There is decent roads there. There’s a railroad that, again, runs through the existing property. It will need to be rehabilitated as well.
But from an overall infrastructure standpoint, there’s a number of pieces already in place and there certainly aren’t any logistical challenges in the sense of topography or any of that type of thing.
So, we’re obviously preceding full ahead with this project as indicated in terms of my earlier comments. We intend to start doing basic ground infrastructure development later this year and with the view of kicking off construction hopefully sometime late this year, early next year.
Operator: Our next question is from Hongyu Cai of Goldman Sachs. Your question please?
Hongyu Cai: Hi. Congratulations on the stellar results. My question is on corporate market. I continue to hear from investors about their worrying if on the substitution side. Could you please give us some update from what you hear from your customers?
Steve Whisler: Art, do you want to comment on the substitution question and then?
Art Miele: Certainly Steve. We do believe that there has been some substitution. Most of that has occurred in sectors where a viable alternative has already existed and the trend was established.
And specifically, we’ve seen some in plumbing tube and where, in some applications, where copper and aluminum compete and often can go back and forth depending on what those differentials are.

We believe it’s been relatively limited to date. In most applications, there’s not suitable alternatives. And the lead time to make significant changes takes quite a bit of time, and in many cases copper’s superior characteristics offset losses due to substitution.
However, it is true the longer that there is a differential, the greater the risk of substitution in other applications. But today it has been relatively limited.
Steve Whisler: The only thing that I would add to that is just again to comment on a couple of points Art made. Where we are seeing more substitution is really, is an acceleration of substitution that was already occurring.
And that’s particularly true in plastic tube for plumbing purposes. So, we are not necessarily seeing any new substitution activities. But it’s something that as Art indicated, we are very sensitive to and are watching very closely.
Our next question please operator.
Operator: Next question is from Gary Lampard of Canaccord. Your question Sir?
Gary Lampard: Yes. Thank you. I have two questions on the Q3 EPS guidance. I didn’t understand where the numbers you gave were before or after the impact of hedging. Can you run through that again please? And the second question was the tax assumptions embedded in the EPS guidance.
Steve Whisler: Gary, let me have Ramey do that.

Ramey Peru: OK. Yes, they did include the hedging. Let me just run through these again, just to clarify. On the low end of the range, we are projecting $3.40. And that underlying pricing for copper is $3.40 for COMEX, $3.33 for LMU based sales.
The $4.45 per share that we guided for the upper end is on the basis of the July 18 forward curve which provides an average for the quarter of $3.58. Embedded in those numbers is about a 60 cent per share charge for the callers. So that number is a net number including those callers.
In terms of our tax rate, we’ve been using something around the order of 26 percent as the incremental rate. And I would suggest that as you model that you continue to go ahead and assume that rate going forward.
Gary Lampard: OK, thanks. On the first question, the 60 cent charge, presumably that’s off the $4.45, but would not be off the $3.40?
Ramey Peru: Well that’s, you know, what’s interesting is that, you know, there are different forward curves embedded in those pricing models and so the 60 cents is just kind of an average. You’re not going to be far off if you were to anywhere within that range I would suggest you use the 60 cents for now.
Operator: Our next question come from Paul Forward of the Stifel Nicholas. Your question please?
Paul Forward: Yes. Thanks. Just to follow up on that last question on the third quarter guidance. You just had a quarter of $4.90 in the second quarter. You’re guiding to stronger copper pricing, slightly stronger volumes in copper, and pretty similar results in moly. So quarter to quarter, I guess if we “x” out that 60 cents of charges, the high end of your range would be $5.05.

Does that include, I would guess — I would expect the quarter to quarter EPS if you take out the hedging number to be well above what you report or at least a little above what you reported in the second quarter based on these higher copper volumes and pricing figures out. Isn’t that a fairly conservative estimate on the low end?
Ramey Peru: This is Ramey again. It’s really driven by the pricing itself. I don’t know that I would characterize it as conservative. If you look at our third quarter sales numbers, we’re going to be down just a little bit from where we ended up in the second quarter depending on where you want to pick within the range that we’ve guided.
Yes, you know, I don’t know how to respond other than it’s not I wouldn’t consider it conservative. Our challenge right now is that every day that forward curve is moving with some volatility. And it’s, you know, whether it’s at $3.40 or $3.58, you can within just a couple days end up with the same average but use a different curve. And so again, this is just a snapshot and that was the basis for our guidance.
Steve Whisler: Next question operator please.
Operator: Our next question is from Terence Ortslan of TSO Associates, your question please.
Terence Ortslan: Art you mentioned about the ((inaudible)) China. There are stories about that 100,000 tons that came out was pretty low-grade ore, inferior quality stuff going back to many years. Is it possible that you at SRB be rebuilding that ((inaudible)) with better quality stuff in the future or immediately for that matter?
The second question, actually just a quick one Steve to you is that since last few conference calls you had more chances to meet the shareholders and all. What is your view about the combination of the corporations, the integrated company in terms of multiple adjustments that you foresee now more than before? Thank you.
Steve Whisler: Go ahead Art, why don’t you take the first part of that.
Art Miele: Sure. First you are right, the reports are that they have actually released both good grade A and they have also released some material that they have held from the, that they bought in the 70s and 80s and that is very low-grade material. I think in answer to Tony Rissuro’s question the other day I said to him partially in jest that I think I saw that in 1983 in some of the state owned companies. I saw that material. But it is true that material is being released to the market. And while we have no definitive knowledge as to, you know what the SRB actions would be, it is not illogical to come to the conclusion that moving that material today and then buying back at some point grade A for their strategic purposes would make sense. So I think that is a logical conclusion, whether that is a facto or not remains to be seen.
Steve Whisler: Terry in respond to your second question in terms of, we have obviously been meeting with and having telephone conversations with as many shareholders as we possibly can and will continue that effort right up until we get this transaction closed. I would say that clearly the low multiple of our stock has been the principal challenge that we have had.
But again when we walk people though the price deck that we are using, when they see that this is a transaction that on a cash basis is immediately accretive, they see the tremendous upside potential in terms of the earnings and cash flow generation power of the three way and frankly the opportunities for further rewards for shareholder, then I think certainly they understand why we are pursuing this transaction. And as I said at the end of the day, I am confident we will get there. I guess we have one last question. Operator let’s take that please.

Operator: Our final question is from Brian MacArthur of UBS, your question please.
Brian MacArthur: Good morning. Two quick things, Candalaria production was down and I know we have had varying hardness of ore et cetera. Can you just bring us up to date on where we stand on that? And secondly, just going back to Tenke, putting 8,000 tons of cobalt on the market is obviously a significant amount. What do you think the right long-term Cobalt price is to use going forward?
Steve Whisler: Dave why don’t you take the Candalaria question and I will answer the second.
Dave Naccarati: In Candalaria we did have issues at the end of 2005. Since then it was a modeling problem with the tough material. It is a particular rock unit that was very difficult to mill. We have that modeled well and Candeleria is meeting our expectations. You do have the normal fluctuations in grade as you do in any deposit but Candeleria was right on what we had forecast. As a matter of fact they are about two percent high. So, they may be down a little bit compared to prior quarters but it is primarily the normal fluctuation of grades. Operationally they did very, very well in the second quarter.
Steve Whisler: Thank you, Brian with our plan we expect production to pick up in the second half of the year as we work our way though the bulk of that tough material. Let me try to take the second part of our question. Obviously putting 8,000 tons of cobalt on the market is going to be a challenge. How that goes to market and in what form is part of that equation. I am not going to provide you with the longer-term cobalt price that we are using but I will tell you this. It is certainly not what the current spot price is. There is a significant haircut for that very reason that we have embedded in the economics that we used to evaluate that project.
OK, let me just

close with a couple of comments if I may. We again had a very solid operating quarter. Our operators are just doing an outstanding job.
And as you look around the industry, you are seeing more and more challenges there. But day in and day out we deliver. I really expect more of the same in the third quarter. We are going to continue to generate very large cash flows with tremendous leverage we have to current commodity prices as Ramey outlined.
The three-way combination with Falconbridge, Inco and Phelps Dodge is a tremendous opportunity to create value both in the short term and in the long term. Again using what we think is a very realistic price deck for the next 2½ years, I would just again highlight that the transaction is immediately and meaningfully accretive from a cash flow standpoint and earnings accretive by year two.
It does create a company with long life, high quality reserves and the financial strength to compete successfully in the mining industry of the future. It positions the new company for success now and in the future and the key first step is for the Falconbridge shareholders to tender the Inco offer. So we think that there is just tremendous upside beside of the strong commodity prices and we obviously encourage each and every Falconbridge shareholder to do exactly that.
We believe the Inco offer is compelling and is superior to any other offer. And again just in closing I would urge the Falconbridge shareholders to tender and start us down the path of creating a truly great company. Ladies and gentlemen thank you very much for your interest today and that concludes our call this morning.
Operator: ladies and gentlemen, that concludes our conference for today. A replay of this call will be available beginning approximately 2:30 PM Eastern time today through August 2, 2006. For information on how to access the replay, please contact Phelps Dodge Investor Relations at 602-366-7856 or refer to the reminder announcement of this call.
Thank you for your participation. You may now disconnect.
END